Exhibit 99.3

P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax (804) 254-3584
_____________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:00 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Announces Expansion in Africa
Richmond, VA, October 31, 2013 / PRNEWSWIRE

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company has approved several new capital projects in Africa which will increase and enhance the Company’s infrastructure in that region. Universal currently operates in six African nations. The largest of the new projects is in Mozambique, where the Company is expanding tobacco production and processing capabilities to meet strong customer demand.
The Mozambique project includes the addition of a second processing line at the Company’s factory in Tete which will double processing capacity there. Universal opened its state-of-the-art facility in Mozambique in 2006, where it processes leaf tobacco purchased from more than 100,000 Mozambique farmers. The expansion costs will be reduced through efficient redeployment of idled equipment from Brazil, where the Company recently consolidated operations. In addition, the Mozambique project includes agronomy investments to support the expanded crop production. The projected capital expenditure to expand the crop and upgrade the factory is expected to be between $40 and $45 million over the next two years. The new processing line is targeted to be operational in September 2014. The other African projects involve efficiency improvements and equipment enhancements at the Company’s facilities in Tanzania and Malawi.
Mr. Freeman stated, “We are excited about these opportunities to expand our capabilities in Africa to meet strong customer demand. Mozambique tobacco is a compliant product that is highly desired by many of our customers, and we believe that these investments position us favorably for future growth. We expect Africa to continue to grow in importance as a tobacco source and to eventually lead increases in tobacco production outside of China. Due to our expertise in working with grower communities there, we believe that we will continue to be a leader in this important region.”
Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2013, were $2.5 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

###